EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-109420 of Stratagene Corporation on Form S-4 of our report on the financial statements of Hycor Biomedical Inc. dated February 14, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and intangible assets), appearing in the Annual Report on Form 10-K of Hycor Biomedical Inc. for the year ended December 31, 2002, and to the use of our report dated February 14, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and intangible assets), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
January 26, 2004